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[McCUTCHEN LOGO]

                                                                     Exhibit 8.1


January 30, 1997


Zindart Industrial Company Limited
Flat C & D, 25/F Block 1
Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, N.T.
Hong Kong

                       REGISTRATION STATEMENT ON FORM F-1

Gentlemen:

        You have requested our opinion regarding certain United States federal income tax considerations in connection with the offering of American Depositary Shares representing Ordinary Shares of Zindart Industrial Company Limited, a Hong Kong corporation, pursuant to Registration Statement on Form F-1 that was filed with the Securities and Exchange Commission on December 16, 1996 (the "Registration Statement").

        In our opinion, the discussions in the prospectus forming part of the Registration Statement (the "Prospectus") under the headings "TAXATION -- United States Federal Income Taxation" and "TAXATION -- Special United States Income Tax Considerations," fairly summarize the United States federal income tax considerations that are likely to be material to a beneficial owner of the American Depositary Shares or the Ordinary Shares.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption "TAXATION" in the Prospectus.

                                        Very truly yours,

                                        McCUTCHEN, DOYLE, BROWN & ENERSEN


                                        By: /s/ Roger D. Ehlers
                                            --------------------------------
                                            A Member of the Firm


[McCUTCHEN LETTERHEAD]